Officer's Certificate

Pursuant to the requirements of the applicable Servicing Agreement for the transactions listed on Schedule I hereto, for which Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and Berkeley Point Capital LLC d/b/a Newmark Knight Frank, as Primary Servicer, the undersigned, Ronald Steffenino, a Senior Managing Director of Berkeley Point Capital LLC d/b/a Newmark Knight Frank, hereby certifies subject to any limitations listed on Schedule I hereto, as of the date hereof, solely in his capacity as an officer and not in his individual capacity, as follows:

1.	A review of the activities of the Primary Servicer during the preceding calendar year (the "Reporting Period") and of its performance under the Agreement has been made under my supervision; and

2.	To the best of my knowledge, based on such review, the Primary Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 31st day of January, 2020.

Berkeley Point Capital LLC d/b/a
Newmark Knight Frank

Ronald Steffenino

Senior Managing Director,

Servicing and Asset Management

BPC d/b/a NKF Primary Servicer for Midland

Schedule I

Commercial Mortgage Pass-Through Certificates; Berkeley Point Capital LLC d/b/a Newmark Knight Frank as Primary Servicer:

COMM 2014-CCRE 17	COMM 2014-CCRE19
GSMS 2014-GC24	COMM 2014-UBS4
COMM 2015-CCRE23	COMM 2015 CCRE27
GSMS 2015-GC30	COMM 2015-LC19
COMM 2015-LC21	CFCMT 2016-C3
CGCMT 2016-C3	CFCRE 2016-C7
CCRESG 2016 HEAT	CCUBS 2017-C1
CGCMT 2017-C4	UBS 2017-05
BMARK 2018 B3	MSCI 2018 L1
UBS 2018 C12	UBS 2018 C14
UBS 2018 C8	UBS 2018 C9
MSCI 2018 H4	MSCI 2019 L2

BPC d/b/a NKF Primary Servicer for Midland